EXECUTION COPY

                         THIRD AMENDMENT dated as of June 29, 1998, to the Credit Agreement dated as of September 23, 1990 (as amended and restated as of February 7, 1997), as amended by the Amendments dated as of May 6, 1997, and November 21, 1997 (the "Credit Agreement"), among ESCO ELECTRONICS CORPORATION, a Missouri corporation ("ESCO"), DEFENSE HOLDING CORP., a Delaware corporation (the "Borrower"), the BANKS party thereto (the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

                   A. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as amended hereby.

                   B. ESCO and the Borrower have requested that certain provisions of the Credit Agreement be amended as set forth herein. The Banks are willing to so amend the Credit Agreement subject to the terms and conditions set forth herein.

                   Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


                   SECTION 1. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended to add the following definitions:

                   "AMT" means Advanced Membrane Technology, Inc., a
             California corporation.

                   "AMT Investment" means the acquisition by a Wholly-
             Owned Consolidated Subsidiary of all of the outstanding common stock of AMT in exchange for consideration of approximately $15,000,000 (adjusted upward to reflect AMT's cash at closing and downward to reflect AMT's debt at closing) payable approximately 45% in cash and 55% in shares of common stock of ESCO.

                   (b) Article II of the Credit Agreement is hereby amended and restated by adding the following Section 2.17 at the end of such Article:

             SECTION 2.17.  Conversion.  Effective upon the
             consummation of the AMT Investment, (a) Working Capital Borrowings in an aggregate principal amount of $7,000,000 shall be automatically converted into Term Borrowings and (b) the Working Capital Commitments shall be ratably reduced by $7,000,000. Prior to the date of such conversion, the Borrower shall notify the Agent in writing of the Working Capital Borrowing or Borrowings (or portions thereof) that are to be converted pursuant to the preceding sentence. The conversion of each such Borrowing (or portion thereof) shall be allocated ratably to the Loans included in such Borrowing. If the aggregate principal amount of outstanding Working Capital Loans would be less than $7,000,000 on the date that such conversion is to be made pursuant to the first sentence of this Section, then the Borrower shall borrow additional Working Capital Loans so that there are not less than $7,000,000 in aggregate principal amount of Working Capital Loans outstanding at the time of such conversion. Notwithstanding the foregoing, no such conversion shall become effective until receipt by the Security Agent of an amendment to each mortgage, deed of trust, assignment of leases or similar instrument or document required by law or reasonably requested by the Security Agent (all in form and substance reasonably satisfactory to the Required Banks) to be filed, registered or recorded in order to maintain in favor of the Security Agent (or a trustee on its behalf) for the benefit of the Banks a valid, legal and perfected first priority security interest in or lien on the real property (and improvements thereon) owned by the Borrower or any Specified Subsidiary and identified on Schedule 3.01(j) to the Credit Agreement, in each case duly executed and delivered by each mortgagor, grantor or pledgor thereunder.

             (c) Section 5.09 of the Credit Agreement is hereby amended by deleting the words "clause (f), (l) or (n)" from the second sentence thereof and substituting the words "clause (f),
     (l), (n) or (o)".

             (d) Section 5.11(a) of the Credit Agreement is hereby amended by replacing the period at the end of clause (xiv) thereof with a semicolon and by adding the following clauses (xv) and (xvi) at the end of such Section:

             (xv) Debt of any Subsidiary acquired pursuant to an acquisition consummated in reliance upon clause (f) or (o) of
             Section 5.16; provided that (A) such Debt is outstanding at the time of and is not incurred in contemplation of such acquisition and (B) the aggregate principal amount of Debt at any time outstanding under this clause (xv) shall not exceed $1,000,000; and

             (xvi) Debt incurred by DCS to finance the purchase of real property and improvements thereon to be used by DCS as its headquarters, and any Guarantee of such Debt by ESCO; provided that the aggregate principal amount of such Debt of DCS at any time outstanding under this clause (xvi) shall not exceed $2,500,000.

             (e) Section 5.16 of the Credit Agreement is hereby amended by replacing the period at the end of clause (n) thereof with "; and" and adding the following clause (o) at the end of such
     Section:

             (o) if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, an Investment by a Wholly-Owned Consolidated Subsidiary consisting of the AMT Investment; provided that the cash portion of the consideration for such Investment made pursuant to this clause (o) and any Debt of AMT remaining outstanding after the AMT Acquisition shall be treated as an Investment made pursuant to clause (f) of this Section for purposes of determining compliance with the limitations of such clause (f).

             (f) Section 5.17 of the Credit Agreement is hereby amended by replacing the period at the end of clause (n) thereof with "; and" and adding the following clause (o) at the end of such
     Section:

             (o) Liens on the real property and improvements referred to in clause (xvi) of Section 5.11(a) securing Debt of DCS permitted by such clause.

             (g) Section 5.23 of the Credit Agreement is hereby amended and restated as follows:

             SECTION 5.23.  Leverage Ratio.  The Leverage
             Ratio will not exceed (i) 0.70 to 1.00 at any date prior to October 1, 1999, or (ii) 0.65 to 1.00 at any date on or after October 1, 1999.

             SECTION 2.  Representations and Warranties.  Each of
     ESCO and the Borrower hereby represents and warrants to each Bank, on and as of the date hereof, that:

             (a) This Third Amendment has been duly authorized, executed and delivered by each of ESCO and the Borrower, and each of this Third Amendment and the Credit Agreement as amended by this Third Amendment constitutes a legal, valid and binding obligation of each of ESCO and the Borrower, enforceable in accordance with its terms.

             (b) The representations and warranties of ESCO, the Borrower and its Subsidiaries contained in the Credit Agreement and in each other Loan Document are true and correct in all respects with the same effect as if made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

             (c) After giving effect to this Third Amendment, no Default has occurred and is continuing.

             SECTION 3. Effectiveness. This Third Amendment shall become effective upon receipt by the Agent of counterparts hereof signed by each of ESCO, the Borrower and each Bank.

             SECTION 4. Miscellaneous. (a) This Third Amendment constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

             (b) Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Third Amendment.

             (c) This Third Amendment shall be construed in accordance with and governed by the law of the State of New York.

             (d) Each reference to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Third Amendment and to whose benefit the provisions of this Third Amendment shall inure.

             (e) This Third Amendment may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute but one instrument.

             (f) Except as specifically amended or modified hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.


             IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective authorized officers as of the date first above written.


                                        ESCO ELECTRONICS CORPORATION


                                        DEFENSE HOLDING CORP.


                                        MORGAN GUARANTY TRUST COMPANY OF NEW
                                        YORK, individually and as Agent


                                        NATIONSBANK, N.A.


                                        THE BANK OF NEW YORK


                                        THE BANK OF NOVA SCOTIA


                                        NATIONAL CITY BANK


                                        FIRST UNION NATIONAL BANK OF
                                        NORTH CAROLINA


                                        SANWA BUSINESS CREDIT CORPORATION